UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 10, 2008

Aquila, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-03562	44-0541877
(State or other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

20 West 9th, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:	(816) 421-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 10, 2008, the Company and the lenders to its financing agreement dated as of April 22, 2005, as amended, agreed to amend certain provisions of the financing agreement in connection with the Company’s pending merger with a subsidiary of Great Plains Energy Incorporated (“GPE”). The amendments, which will become effective as of the date upon which the merger is completed, are subject to (i) the timely payment by GPE of a consent fee negotiated by GPE and the agent, and (ii) GPE delivering to the agent a written guarantee under which GPE will guarantee the payment and other obligations of the Company under the financing agreement following the merger. Among other items, the amendments provide for the following:

a.	the aggregate amount available for borrowing by the Company under the financing agreement will be reduced from $150 million to $65 million;

b.	section 1.1 of the financing agreement will be amended to incorporate the following definition:

“GPE Guaranty means that written guarantee (in a form reasonably acceptable to the Agent) for the benefit of the Lenders, pursuant to which Great Plains Energy Incorporated guarantees the payment and other obligations of the Company under the Agreement.”;

c.

the definition of Liquidity in section 1.1 of the financing agreement will be amended by deleting the word “and” immediately before “(v)” and inserting “, and (vi) the available unused amount under the GPE Guaranty” at the end of the first sentence thereof;

d.	the definition of Liquidity Event in section 1.1 of the financing agreement will be amended to read:

“Liquidity Event means GPE fails to maintain and honor the GPE Guaranty and the Company has less than $25,000,000 of Liquidity.”;

e.	the definition of Net Receivables Pool Balance in section 1.1 of the financing agreement will be amended to read:

“Net Receivables Pool Balance means as of any date of determination an amount equal to (i) 85% of the aggregate Outstanding Balance of the Eligible Receivables at such time, less (ii) the Applicable Reserve as of such date of determination, less (iii) the aggregate amount of the portion of the Outstanding Balance of each Eligible Receivable relating to sales or use taxes, less (iv) the amount of the Deposit Reserve at such time, and less (v) the aggregate amount of Finance Charges then due and owing with respect to all Eligible Receivables.”; and

f.	section 3.4(b)(C) of the financing agreement will be amended by deleting “$40,000,000” and inserting “$30,000,000” in lieu thereof.

In addition, effective as of the date upon which the merger is completed and subject to the satisfaction of the conditions described above, the lenders’ security interest in the accounts receivables generated by the Company’s gas and electric operations in Colorado, Iowa, Kansas, and Nebraska will be released. This release, which will reduce the borrowing base available to the Company under the financing agreement, will facilitate the sale of those receivables to Black Hills Corporation as part of the transactions announced by the Company on February 7, 2007. The completion of the Black Hills transactions is a condition precedent to the completion of the Company’s pending merger.

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the Company’s pending acquisition by GPE, on June 10, 2008, the lenders to the Company’s $300 million credit agreement dated as of August 31, 2005, as amended, consented to (i) the merger of the Company and a wholly-owned subsidiary of GPE, (ii) the change-in-control of the Company that will occur upon completion of the merger, and (iii) the use of the net cash proceeds from the Black Hills transactions to fund part of the cash consideration payable by GPE to the Company’s shareholders in connection with the merger. The consents will be effective as of the date upon which the merger is completed. The consents are subject to the timely payment by GPE of a consent fee negotiated by GPE and the administrative agent, and GPE delivering to the administrative agent a written guarantee under which GPE will guarantee the payment and other obligations of the Company under the credit agreement following the merger.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1

Financing Agreement dated as of April 22, 2005, among the Company, the lenders from time to time party thereto, and Union Bank of California, N.A., as agent and lender (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 22, 2005 and filed with the Securities and Exchange Commission on April 26, 2005).

10.2

$300 Million Credit Agreement, dated as of August 31, 2005, among the Company, the banks and other lenders party thereto, and Union Bank of California, N.A., as issuing bank and administrative agent (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 31, 2005 and filed with the Securities and Exchange Commission on September 6, 2005).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquila, Inc.

By:	/s/ Christopher M. Reitz
Christopher M. Reitz

Senior Vice President, General Counsel and Secretary

Date: June 13, 2008